Exhibit 99.1

Contacts:	David M. Dill
Executive Vice President and Chief Financial Officer
615-372-8512
LIFEPOINT HOSPITALS’ PRESIDENT AND CHIEF
EXECUTIVE OFFICER ADOPTS 10b5-1 TRADING PLAN
Brentwood, Tennessee (December 19, 2008) — LifePoint Hospitals, Inc. (NASDAQ: LPNT) announced today that William F. Carpenter III, President and Chief Executive Officer, has established a prearranged trading plan in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934 in connection with stock options that, unless exercised, will expire in mid-2009. This process is intended to facilitate the orderly exercise of stock options and the sale of common stock for personal financial planning purposes with the goal of minimizing any market impact and avoiding any concerns about the timing of the transactions.
Mr. Carpenter implemented this plan to exercise stock options that were granted to him soon after LifePoint Hospitals, Inc. became a public company in 1999. Unless exercised, these stock options will expire on their respective ten year anniversaries in May and June 2009. Mr. Carpenter’s plan covers only these employee stock options granted in 1999 to purchase 282,756 shares of LPNT common stock and provides that transactions under the plan may occur beginning in January 2009 and continue from time to time thereafter until the options are either exercised or expire.
In addition, Mr. Carpenter has informed the Company that he intends that all exercises of stock options and other transactions under the plan shall be made pursuant to, and in compliance with the various provisions of, Rule 144 of the Securities Act of 1933, as amended, and that any transaction under the plan will be disclosed publicly through appropriate filings with the Securities and Exchange Commission.
About LifePoint Hospitals, Inc.
LifePoint Hospitals, Inc. is a leading hospital company focused on providing healthcare services in non-urban communities in 16 states. Of the Company’s 46 hospitals, 44 are in communities where LifePoint Hospitals is the sole community hospital provider. LifePoint Hospitals’ non-urban operating strategy offers continued operational improvement by focusing on five guiding principles that outline the Company’s vision: delivering compassionate, high quality patient care; supporting physicians; creating an outstanding environment for employees; providing unmatched community value; and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with approximately 21,000 employees. More information about LifePoint Hospitals can be found on its website, www.lifepointhospitals.com.
-END-